1,123,626 SHARES OF COMMON STOCK



                               WARPRADIO.COM, INC.

     Our selling stockholders are offering up to 1,123,626 shares of our common stock at prevailing market prices.

     Our common stock is listed on the NASDAQ Over-the-Counter Bulletin Board Trading System under the symbol "WRPR." On May 9, 2000, the closing sale price of our common stock, as quoted on the Bulletin Board, was $2.25 per share.

     Investing in our common stock involves risks. See "Risk Factors" beginning on page 3.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.






                  The date of this prospectus is June 6, 2000.






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                                TABLE OF CONTENTS

About this Prospectus........................................................1
Summary......................................................................1
Risk Factors ................................................................3
Use of Proceeds.............................................................12
Market Price and Dividend Information.......................................13
Capitalization..............................................................13
Selected Consolidated Financial Data........................................14
Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................................14
Business....................................................................17
Management..................................................................23
Executive Compensation......................................................24
Security Ownership of Executive Officers, Directors and
     Beneficial Owners of Greater than 5% of Our Common Stock...............26
Selling Stockholders........................................................26
Plan of Distribution........................................................29
Related Party and Other Material Transactions...............................30
Description of Capital Stock................................................30
Shares Eligible for Future Sale.............................................31
Experts.....................................................................32
Legal Matters...............................................................32
Where You Can Find More Information.........................................32
Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . .F-1

                              ABOUT THIS PROSPECTUS

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

     We furnish our stockholders with annual reports containing consolidated financial statements audited by an independent accounting firm.

                                     SUMMARY

     This summary highlights material information regarding our company and the offering contained in this prospectus. However, this summary is not complete and may not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the financial data and related notes, before making an investment decision. Unless otherwise specifically stated, the information in this prospectus assumes that holders of our securities have not exercised any options or warrants which are currently outstanding.

Our Business

     We own and operate an Internet site on the World Wide Web that broadcasts "streaming" radio station programming 24 hours a day, seven days a week. Streaming is technology that permits the simultaneous transmission and playback of digitized audio streams over the Internet. We currently offer live, uninterrupted radio programming from more than 179 radio stations across the United States free of charge and have non-binding commitments to add an additional 69 radio stations to our service in the next three months. Our listeners benefit from the ability to receive local radio programming online without the use of a traditional radio and outside the listener's geographic area, allowing them to select from dozens of stations and formats. While listening to our radio programming, users can continue to perform other tasks on their computers.

     Radio stations that join our Web site deliver continuous, live audio feeds to our servers through the use of a computer, an Internet connection and a soundboard connection dedicated exclusively to delivery of the audio feeds over the Internet. We have developed a unique barter arrangement with the radio stations available on our Web site. In exchange for streaming the station's programming live over the Internet and providing each station with its own informational site on our Web site, we receive two minutes of prime time advertising time per day. In addition, we have entered into licensing agreements with Broadcast Music, Inc. and the American Society of Composers, Authors and Publishers, whereby we have agreed to assume all Internet license and royalty fees traditionally paid by radio stations for each song they broadcast. We believe that these are the only such arrangements of their kind and that they afford us a distinct advantage over our competitors who must pass along additional licensing and royalty fees to radio stations. We earn revenue by reselling the advertising time we receive from the radio stations on our Web site and by selling banner and other promotional advertisements on our Web site. There can be no assurance that we will be able to resell our bartered advertising time.

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Strategy

     We believe that in order to achieve success as an Internet audio broadcaster we must:

     o    cost-effectively aggregate diverse and compelling content;

     o implement a network capable of streaming audio programming to large audiences 24 hours a day, seven days a week;

     o    enhance brand awareness; and

     o    develop an attractive, heavily trafficked advertising medium.

     By providing broadcasters with royalty-free, continuous audio streaming to hundreds of thousands of Internet listeners in exchange for two minutes of prime time advertising per day, we are able to eliminate many of the barriers we believe prevent most radio stations from broadcasting on the Internet. Continuously streaming audio over the Internet is extremely capital- and time-intensive and, as a result, an unattractive and infeasible option for most radio stations. Indeed, broadcasting audio on the Internet requires that radio stations design, develop, integrate and maintain complex network elements, including extensive bandwidth, streaming licenses, equipment and technical expertise. Our streaming program, however, allows broadcasters and their advertisers to reach a vast and diverse audience without expending any capital or labor.

History

     We were organized under the laws of the State of Nevada on March 23, 1995, under the name HomeQuest, Inc. We marketed educational and nutritional products through a network marketing plan. In June 1995, we assumed the operations of New Horizon Education and in August 1995 we purchased New Horizon Education. In March 1998, we (a) sold our operations, inventory, related fixed assets and other intangible assets and (b) issued 594,444 shares to an investor in exchange for cash and debt assumption of $377,400.

     Pursuant to an Agreement and Plan of Reorganization between us and Web Audio & Radio Portal, Inc., a Colorado corporation, which was completed on September 30, 1999, we (a) acquired all of the outstanding common stock of Web Audio from the stockholders of Web Audio in exchange for the issuance of 7,500,000 shares of our common stock, including 6,369,500 shares which were issued to Denise A. Sutton, our Chief Executive Officer, (b) reverse split our common stock on the basis of one share for each 7.2 shares outstanding, (c) purchased all of the stock of Web Audio and (d) changed our name to "Warpradio.com, Inc." All share information in this prospectus reflects the reverse stock split.

Description of Selling Stockholders

     Through this prospectus, we are registering the resale of up to 1,123,626 shares of our common stock by our selling stockholders, all of whom acquired the shares in a private placements of our securities between April 1999 and December 1999. As of May 8, 2000, we had 10,228,796 shares of common stock outstanding.

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Forward-Looking Statements

     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us which are discussed in the Risk Factors section below as well as throughout this prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

Summary of Consolidated Financial Data

     The following summary of historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus.

                                                   Period Ended
Statement of Operations:                         December 31, 1999
------------------------                         -----------------

Revenue ......................................      $     1,089
Operating expenses ...........................        1,583,399
Net income (loss) ............................       (1,594,684)
Weighted average
  number of shares
    outstanding ..............................        8,191,819
Net income (loss)
  per share ..................................             (.19)

Balance Sheet at December 31, 1999:
-----------------------------------

Working capital ..............................      $   624,932
Total assets .................................          743,782
Total liabilities ............................           37,178
Stockholders' equity .........................          706,604


                                  RISK FACTORS

     Purchase of the shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of common stock.

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Risks Particular to Our Company

     We Have A Limited Operating History, Have Incurred Ongoing Losses and Expect Future Losses. We commenced operations in March 1999, reported a net loss of $1,594,684 for the period ended December 31, 1999 and expect a net loss for the foreseeable future. As of December 31, 1999, we had an accumulated deficit of $1,594,684 and a net worth of $706,604. Accordingly, we have a limited operating history on which to base an evaluation of our business and prospects. We and our prospects must be considered in light of the risks, difficulties and uncertainties frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving markets such as the market for Internet broadcasting, business services and advertising. To achieve and sustain profitability, we believe that we must, among other things

     o    provide compelling and unique content to Internet users;

     o effectively develop new and maintain existing relationships with advertisers and broadcasters;

     o continue to develop and upgrade our technology and network infrastructure;

     o    respond to competitive developments;

     o successfully introduce enhancements to our existing products and services to address new technologies and standards;

     o    sell our inventory of radio ad spots; and

     o    attract, retain and motivate qualified personnel.

     There can be no assurance that we will be successful in addressing these risks, and failure to do so could have a material adverse effect on our continued viability. Additionally, our limited operating history makes the prediction of future operating results difficult or impossible. We expect to continue to incur significant losses on a quarterly and annual basis for the foreseeable future. For these and other reasons, there can be no assurance that we will ever achieve profitability or, if profitability is achieved, that it can be sustained. See "Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Our Future Revenues Are Unpredictable and We Expect That Our Operating Expenses Will Increase. Because of our limited operating history and the emerging nature of the markets in which we compete, we are unable to accurately forecast our revenues. The market for our services and the long-term acceptance of Web-based advertising are uncertain. We currently intend to substantially increase our operating expenses in order to, among other things,

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     o    expand our distribution network capacity;

     o    fund increased sales and marketing activities;

     o    acquire additional content;

     o    develop and upgrade technology; and

     o    purchase equipment for operations.

     To the extent we are unsuccessful in increasing our revenues, we may be unable to appropriately adjust spending in a timely manner to compensate for any unexpected revenue shortfall.

     Our Operating Results May Fluctuate Significantly. Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may affect our operating results include:

     o    the cost of acquiring and the availability of content;

     o    demand for Internet advertising;

     o    seasonal trends in Internet and advertising placements;

     o the advertising cycles for, or the addition or loss of, individual advertisers;

     o    the level of traffic on our Web site;

     o the amount and timing of capital expenditures and other costs relating to the expansion of our operations;

     o price competition or pricing changes in Internet broadcasting services and in Internet advertising;

     o    the level of and seasonal trends in the use of the Internet;

     o    technical difficulties or system downtime;

     o the cost to acquire sufficient bandwidth or to integrate efficient broadcast technologies, such as multicasting, to meet our needs;

     o    the introduction of new products or services by us or our competitors;
          and

     o general economic conditions and economic conditions specific to the Internet, such as electronic commerce and online audio.

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     Any one of these factors could cause our revenues and operating results to vary significantly in the future. In addition, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions that could cause significant declines in our operating results.

     We also believe that Internet advertising sales generally are lower in the first and third calendar quarters of each year, and that advertising expenditures fluctuate significantly with economic cycles. As a result, we believe that our revenues from Web-based advertising sales could be affected by these seasonal and cyclical factors and may adversely affect our ability to earn revenue.

     We May Be Unable to Sell Our Bartered Advertising Time. We barter our streaming services to radio stations in exchange for advertising time on the radio stations. Thereafter, we seek to sell the advertising time to third party advertisers. There can be no assurance that we will be able to sell the bartered advertising time, in which event our cash flow, revenue and earnings, if any, will be negatively effected.

     We Are Subject to Extreme Competition Which Could Reduce Our Revenue and Adversely Affect Our Operations. Competition among Web sites that broadcast streaming audio content is intense and is expected to increase significantly in the future. We compete with Internet service providers, radio stations and networks that aggregate audio content as well as originate their own Internet broadcasts. We expect competition to intensify and the number of competitors to increase significantly in the future. Because the operations and strategic plans of existing and future competitors are undergoing rapid change, it is extremely difficult for us to anticipate which companies are likely to offer competitive services in the future. We also compete with online service providers, other Web site operators and advertising networks, as well as traditional media such as television, radio and print for a share of advertisers' total advertising budgets.

     We believe that the principal competitive factors for attracting advertisers include:

     o    the number of users accessing our Web site;

     o    the demographics of our users;

     o our ability to deliver focused advertising and interactivity through our Web site; and

     o the overall cost-effectiveness and value of the advertising offered by us.

     There can be no assurance that we will be able to compete successfully or that the competitive pressures faced by us, including those described above, will not have a material adverse effect on our ability to earn revenue. Most of our competitors have larger and more established sales organizations than us, greater name recognition and more established relationships with advertisers and advertising agencies than us. These competitors may be able to undertake more

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extensive marketing campaigns, obtain a more attractive inventory of ad spots, adopt more aggressive pricing policies and devote substantially more resources to selling advertising inventory. We believe that the number of companies selling Web-based advertising and the available inventory of advertising space have recently increased substantially. Accordingly, we may also face increased pricing pressure for the sale of advertisements on our Web site. Reduction in our Web-based advertising revenues would have a material adverse effect on our continued viability.

     We Depend on Radio Stations and Performance Rights Societies for Content. Our future success depends in large part upon our ability to aggregate and deliver streaming audio broadcast from radio stations over the Internet. Accordingly, we rely on radio stations to provide our content. Our ability to maintain existing relationships with radio stations and to build new relationships with radio stations is critical to the success of our business. Although many of our agreements with radio stations are for initial terms of more than one year, the radio stations may choose not to renew the agreements or may terminate the agreements prior to the expiration of their terms if we fail to fulfill our contractual obligations. Our inability to secure agreements with radio stations or performance rights societies, such as Broadcast Music, Inc. and the American Society of Composers, Authors and Publishers, or the termination of a significant number of radio station agreements would decrease the availability of content that we can offer our users. The Broadcast Music agreement expires June 30, 2000 and the American Society of Composers agreement expires December 31, 2000. Upon expiration, there can be no assurance that we will be able to extend the agreements on the same or any other terms satisfactory to us. This may result in decreased content and traffic on our Web site and, as a result, decreased advertising revenue.

     Our Agreements with Certain Radio Stations Are Non-Exclusive. Our agreements with certain radio stations are nonexclusive, allowing many of our competitors the ability to offer the same content now offered by us from such nonexclusive radio stations. This direct competition could have a material adverse effect on our ability to attract users and generate revenue.

     Our License Fees May Increase in the Future. Our license fees payable to radio stations, performance rights societies and other licensing agencies may increase in the future. There also can be no assurance that the radio stations, performance rights societies and other licensing agencies will enter into agreements with us on terms acceptable to us. If we are required to pay increased licensing fees, such increased payments could inhibit our ability to utilize our bartering arrangement and earn revenue by reselling advertising time.

Acceptance of Streaming Audio is Uncertain and Subject to Many Obstacles. Our success depends on the market acceptance of streaming audio technology provided by companies such as Microsoft Corporation and RealNetworks. Prior to the advent of streaming technology, Internet users could not initiate the playback of audio clips until the content was downloaded in its entirety, resulting in significant waiting times. As a result, live broadcasts of audio content over the Internet or intranets were not possible. Early streaming audio technology suffered from poor audio quality. In addition, congestion over the Internet may interrupt audio streams, resulting in unsatisfying user experiences. In order to receive streamed audio adequately, users generally must have multimedia personal

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computers with certain microprocessor requirements and at least 28.8 kbps
Internet access and streaming audio software. Users typically electronically download such software and install it on their computers. Such installation may require technical expertise that some users do not possess. In addition, older versions of certain Web browsers may need to be reconfigured in order to receive streaming audio from our Web site. Furthermore, in order for users to receive streaming media over corporate intranets, information systems managers may need to reconfigure such intranets. Because of bandwidth constraints on corporate intranets, some information systems managers may block reception of streamed audio. Widespread adoption of streaming audio technology depends on overcoming these obstacles, improving audio quality and educating customers and users in the use of streaming audio technology.

     We May Be Unable to Generate Advertising Revenue. Our ability to generate advertising revenue will depend on, among other factors,

     o    pricing of advertising on competitors' Web sites;

     o    the amount of traffic on our Web site;

     o our ability to achieve and demonstrate user and member demographic characteristics that are attractive to advertisers; and

     o our establishment and maintenance of desirable advertising sales agency relationships.

     Our Potential Growth Could Strain Our Resources. We have rapidly and significantly expanded our operations and anticipate that significant expansion of our operations will continue to be required. We expanded from two employees in March 1999, to 19 employees in December 1999, and we expect to increase our personnel significantly in the near future. Our recent growth has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources and systems. To manage our growth, we must implement, improve and effectively utilize our operational, management, marketing and financial systems and train and manage our employees. Many of our senior management have only recently joined us. These individuals have not previously worked together and are in the process of integrating as a management team. There can be no assurance that we will be able to effectively manage the expansion of our operations or that our current personnel, systems, procedures and controls will be adequate to support our operations.

     Our Website is Subject to System Failures. The performance, reliability and availability of our Web site and network infrastructure are critical to our reputation and ability to attract and retain users, advertisers and content providers. All of our network infrastructure is located at a single, leased facility in Greenwood Village, Colorado. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, Internet breakdowns, break-ins, tornadoes and similar events. We do not presently have back-up facilities or systems or a formal disaster recovery plan and do not carry sufficient business interruption

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insurance to compensate us for losses that may occur. Services based on sophisticated software and computer systems often encounter development delays and the underlying software may contain undetected errors that could cause system failures when introduced. Any system error or failure that causes interruption in availability of content or an increase in response time could result in a loss of potential or existing business services customers, users, advertisers or content providers and, if sustained or repeated, could reduce the attractiveness of our Web site to such entities or individuals. In addition, because our Web advertising revenues are directly related to the number of advertisements delivered by us to users, system interruptions that result in the unavailability of our Web site or slower response times for users would reduce the number of advertisements delivered and reduce revenues. A sudden and significant increase in traffic on our Web site could strain the capacity of the software, hardware and telecommunications systems deployed or utilized by us, which could lead to slower response times or system failures.

     Our Operations Are Dependent Upon Content and Connectivity Providers. Our operations are dependent upon receipt of timely feeds from our content providers, and any failure or delay in the transmission or receipt of such feeds, whether due to failure of our systems, our content providers or otherwise, could disrupt our operations. We are also dependent upon Web browsers, Internet service providers and online service providers to provide Internet users connectivity to our Web site. Users may experience difficulties accessing or using our Web site due to system failures or delays unrelated to our systems. These difficulties may negatively affect audio quality or result in intermittent interruption in programming. In addition, we rely on third party Internet service providers to provide hosting services with respect to some of our content providers. Any sustained failure or delay could reduce the attractiveness of our Web site to users, advertisers and content providers.

     We Depend On Providers of Streaming Audio Products. We depend on providers of streaming audio products, such as Microsoft and RealNetworks, to provide a broad base of listeners with streaming audio software. We currently license software products that enable the broadcast of streaming audio from these companies and may need to acquire additional licenses from them to meet our future needs. Users are currently able to download electronically copies of the Microsoft's Media Player and RealNetworks' RealPlayer software free of charge. If providers of streaming audio products substantially increase license fees charged to us for the use of their products, refuse to license such products to us or begin charging users for copies of their player software, such actions could reduce our listeners and the value of advertising on our Web site.

     Our Networks Are Vulnerable to Security Failures. Despite the implementation of security measures, our networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems and security failures. A party who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in our Internet operations. Internet service providers and online service providers have in the

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past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. We may be required to expend significant capital or other resources to protect against the threat of security breaches or to alleviate problems caused by such breaches. Although we intend to continue to implement and utilize security measures, there can be no assurance that measures implemented by us will not be circumvented in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to users accessing our Web site.

     We Must Adapt to Technological Changes in Order to Grow Our Business. The market for Internet broadcast services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The emerging character of these products and services and their rapid evolution will require us to effectively use leading technologies, continue to develop our technological expertise, enhance our current services and continue to improve the performance, features and reliability of our network infrastructure. Changes in network infrastructure, transmission and content delivery methods and underlying software platforms and the emergence of new broadband technologies, such as digital subscriber lines and cable modems, could dramatically change the structure and competitive dynamic of the market for streaming media solutions. In particular, technological developments or strategic partnerships that accelerate the adoption of broadband access technologies or advancements in streaming and compression technologies may require us to expend resources to address these developments. There can be no assurance that we will be successful in responding quickly, cost effectively and sufficiently to these or other such developments. In addition, the widespread adoption of new Internet technologies or standards could require substantial expenditures by us to modify or adapt our Web site and services.

     We Must Retain Our Current Personnel and Hire Additional Personnel In Order to Grow Our Business. Our performance and development is substantially dependent on the continued services of certain members of senior management, including Denise A. Sutton, Chief Executive Officer, and James H. Comstock, President, as well as on our ability to retain and motivate our other officers and key employees. We do not have "key person" life insurance policies on any of our officers or other employees. Our future success also depends on our continuing ability to attract and retain highly qualified technical personnel and management. Competition for such personnel is intense and there can be no assurance that we will be able to retain our key management and technical employees or that we will be able to attract or retain additional qualified technical personnel and management in the future. Competition for such personnel is intense and there can be no assurance that we will be able to retain our key management and technical employees or that we will be able to attract or retain additional qualified technical personnel and management in the future.

     We Are Subject to Costly Government Regulation and Legal Uncertainties. Although there are currently few laws and regulations directly applicable to the Internet, it is likely that new laws and regulations will be adopted in the United States and elsewhere covering issues such as music licensing, broadcast license fees, copyrights, privacy, pricing, sales taxes and characteristics and quality of Internet services. The adoption of restrictive laws or regulations could slow Internet growth or expose us to significant liabilities associated with content available on our Web site. The application of existing laws and regulations governing Internet issues such as property ownership, libel and personal privacy is also subject to substantial uncertainty. There can be no assurance that current or new government laws and regulations, or the application of existing laws and regulations, including laws and regulations governing issues such as property ownership, content, taxation, defamation and personal injury, will not expose us to significant liabilities, significantly slow Internet growth or otherwise cause a material adverse effect on our ability to earn revenue.

                                      -10-
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     A Change of Control or Takeover of Our Company Will Be Difficult to
Achieve. Certain provisions of our articles of incorporation and bylaws may have the effect of delaying, deferring or preventing a change of control of our company. There are no preemptive rights in connection with our common stock. Cumulative voting in the election of directors is not allowed. Accordingly, the holders of a majority of the shares of our common stock, present in person or by proxy, will be able to elect all of our directors. We have indemnification provisions for our directors and officers that provide that we will indemnify them against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may be broad enough to include services in connection with takeover defense measures. Such provisions may have the effect of preventing changes in our management.

     We Do Not Intend to Pay Dividends. At the present time we do not anticipate paying dividends on our common stock in the foreseeable future. Future dividends will depend on our earnings, if any, our financial requirements and other factors. Investors who anticipate the need of an immediate income from their investment in our common stock should refrain from the purchase of our securities.

Risks Related to the Offering

     Shares of Our Common Stock Which Are Eligible for Future Sale by Our Stockholders May Decrease the Price of Our Common Stock. As of May 8, 2000 we had 10,228,796 shares of common stock outstanding, including 666,762 shares which are free trading, 8,438,412 shares which are "restricted" but may be sold commencing April 2000 under Rule 144 and 1,123,626 shares which are restricted but are being registered by this prospectus. If holders of our securities sell substantial amounts of our common stock, then the market price of our common stock could decrease.

     There Is No Significant Trading Market for Our Common Stock. Our common stock is not eligible for trading on any national or regional exchange. Our common stock is traded on a limited basis on the NASDAQ Over-the-Counter Bulletin Board Trading System, which is commonly referred to as the Bulletin Board, pursuant to Rule 15c2-11 of the Securities Exchange Act of 1934. This market tends to be highly illiquid, in part because there is no national quotation system by which potential investors can trace the market price of shares except through information received or generated by a limited number of broker-dealers that make a market in that particular stock. There is a greater chance of market volatility for securities that trade on the Bulletin Board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors, including:

     o    the lack of readily available price quotations;
     o the absence of consistent administrative supervision of "bid" and "ask" quotations;
     o    lower trading volume; and
     o    market conditions.

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     In a volatile market, we may experience wide fluctuations in the market price of our securities. These fluctuations may have an extremely negative effect on the market price of our securities and may prevent you from obtaining a market price equal to your purchase price when you attempt to sell our securities in the open market. In these situations, you may be required to either sell our securities at a market price which is lower than your purchase price, or to hold our securities for a longer period of time than you planned.

     Because Our Common Stock Is Classified As "Penny Stock," Trading Is Limited, and Our Common Stock Price Could Decline. Because our common stock falls under the definition of "penny stock," the trading in our common stock is limited because broker-dealers are required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving our common stock. These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving our common stock.

     "Penny stocks" are equity securities with a market price below $5.00 per share other than a security that is registered on a national exchange, included for quotation in the NASDAQ system, or whose issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three years. Issuers who have been in operation less than three years must have net tangible assets of at least $5,000,000.

     Rules promulgated by the Securities and Exchange Commission under Section 15(g) of the Exchange Act require broker-dealers engaging in transactions in "penny stocks" to first provide to their customers a series of disclosures and documents, including:

     o a standardized risk disclosure document identifying the risks inherent in investment in "penny stocks;"
     o all compensation received by the broker-dealer in connection with the transaction;
     o    current quotation prices and other relevant market data; and
     o monthly account statements reflecting the fair market value of the securities. In addition, these rules require that a broker-dealer obtain financial and other information from a customer, determine that transactions in "penny stocks" are suitable for such customer and deliver a written statement to such customer setting forth the basis for this determination.

     In addition, under the Exchange Act and the regulations thereunder, any person engaged in a distribution of shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to the common stock during the applicable "cooling off" periods prior to the commencement of this distribution.


                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of our common stock being offered by this prospectus.

                      MARKET PRICE AND DIVIDEND INFORMATION

     Our common stock has traded on the over-the-counter Bulletin Board and on the pink sheets under the symbol WRPR since September. Prior to September 1999, our common stock traded on the Bulletin Board under the symbol HOMQ. The following table sets forth the high and low closing bid prices for our common stock for the periods indicated. The prices below also reflect inter-dealer quotations, without retail mark-up, mark-down or commissions and may not represent actual transactions.

     Quarter ended               Low bid           High bid
     -------------               -------           --------

     3/31/97                     $ 36.00            $ 86.40
     6/30/97                     $ 14.40            $ 72.00
     9/30/97                     $ 14.40            $ 39.60
     12/31/97                    $  4.50            $ 21.60
     3/31/98                     $  3.60            $  9.00
     6/30/98                     $  3.15            $ 14.40
     9/30/98                     $  4.50            $ 11.70
     12/31/98                    $   .90            $  4.50
     3/31/99                     $  1.35            $  1.80
     6/30/99                     $  1.80            $  2.70
     9/30/99                     $  1.80            $  2.70
     12/31/99                    $   .90            $  6.00
     3/31/00                     $  2.75            $  4.75

     As of March 21, 2000, we had approximately 194 stockholders of record.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1999:

                                                               December 31, 1999
                                                               -----------------
Stockholders' Equity:
         Preferred Stock, 7,000,000 $.001 par value shares
                  authorized, no shares issued ...............    $      --
         Common Stock, 50,000,000 $.001 par value shares
                  authorized, 10,228,796 shares outstanding ..         10,229
         Additional paid-in capital ..........................      2,291,059
         Deficit Accumulated during the development stage ....     (1,594,684)
                                                                  -----------

                  Total Stockholders' Equity .................        706,604
                                                                  -----------

                  Total Capitalization .......................    $   706,604
                                                                  ===========

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following table of selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus.


                                                                  Period Ended
Statement of Operations:                                       December 31, 1999
------------------------                                       -----------------

Revenue ................................................          $     1,089
Operating expenses .....................................            1,583,399
Net income (loss) ......................................           (1,594,684)
Weighted average
  number of shares
    outstanding ........................................            8,191,819
Net income (loss)
  per share ............................................                 (.19)

Balance Sheet at December 31, 1999:
-----------------------------------

Working capital ........................................          $   624,932
Total assets ...........................................              743,782
Total liabilities ......................................               37,178
Stockholders' equity ...................................              706,604



                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following section contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. This discussion of our financial condition and results of operations for the period from March 16, 1999 (inception) to December 31, 1999 should be read in conjunction with our financial statements, the notes related thereto and the other financial data included elsewhere in this prospectus.

Results of Operations

     We are a development stage company that commenced operations on March 16, 1999. Our operations to date have been limited to organizing our company, raising operating capital, hiring employees and commencing streaming services. As of December 31, 1999, we had an accumulated deficit of $1,594,684 and a net worth of $706,604. Accordingly, we have a limited operating history on which to base an evaluation of our business and prospects. Moreover, we have no prior periods to compare to the period ended December 31, 1999. Our limited operating history also makes the prediction of future operating results difficult or impossible. We expect to continue to incur significant losses on a quarterly and annual basis for the foreseeable future. For these and other reasons, there can be no assurance that we will ever achieve profitability or, if profitability is achieved, that it can be sustained.

     For the period ended December 31, 1999, we earned revenue of $1,098 and incurred a loss from operations of $1,582,301, comprised primarily of the following:

     o Stock compensation expense of $669,268 paid to employees as additional compensation and $ 70,474 paid to consultants;

     o    Salaries of $341,134 paid to officers and employees.

     o Advertising expense of $45,449, marketing and promotion expense of $62,125, production expense of $38,310 and Internet service fees of $69,596.

     We have rapidly and significantly expanded our operations and anticipate that significant expansion of our operations will continue to be required in order to address potential market opportunities. We expanded from two employees in March 1999, to 19 employees by December 31, 1999, and we expect to increase our personnel significantly in the near future. Our recent growth has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources and systems.

Liquidity and Capital Resources

     We anticipate that in the near term we will incur significant continuing losses due to ongoing substantial operating expenses offset by negligible revenue. We currently barter an average of two minutes of advertising inventory per day Monday through Sunday with each contracted radio station that uses our streaming services. We presently expect future revenues to stem from sales of this bartered advertising time.

     Currently, we have commitments under non-cancelable operating leases for office facilities requiring payments of $8,374 per month until November 2000 and then of $8,507 until October 2002.

     Since inception, we have received $550,000 to fund operations from the issuance of convertible promissory notes which were converted to common stock at $1.00 per share in October 1999. During the period from March 16, 1999 (inception) to December 31, 1999, we incurred interest expense of $15,359 on these convertible promissory notes.

     In December 1999, we sold 500,000 shares of our common stock for $2.00 per share resulting in gross proceeds of $1,000,000.

     We expect to incur significantly higher costs, particularly marketing and advertising costs, products content and development costs, general and administrative costs and additional technology and equipment purchase costs in order to expand our business. We expect to expend the largest portion of existing capital on increasing our technical staff, adding key management level employees and purchasing additional technology and equipment. In the event revenue is insufficient to meet our operating expenses, we will seek additional funding through debt or equity offerings. We currently have no commitments for any such funding and cannot assure we will be able to obtain such funding if otherwise required to do so.

                                    BUSINESS

Our Business

     We own and operate an Internet site on the World Wide Web that broadcasts "streaming" radio station programming 24 hours a day, seven days a week. Streaming is technology that permits the simultaneous transmission and playback of digitized audio streams over the Internet. We currently offer live, uninterrupted radio programming from more than 158 radio stations across the United States free of charge and have non-binding commitments to add an additional 59 radio stations to our service in the next three months. Our listeners benefit from the ability to receive local radio programming online without the use of a traditional radio, and outside the listener's geographic area, allowing users to select from dozens of stations and formats. While listening to our radio programming, users can continue to perform other tasks on their computers.

     Radio stations that join our Web site deliver continuous, live audio feeds to our servers through the use of a computer, an Internet connection and a soundboard connection dedicated exclusively to delivery of the audio feeds over the Internet. We have developed a unique barter arrangement with the radio stations available on our Web site. In exchange for streaming the station's programming live over the Internet and providing each station with its own informational site on our Web site, we receive two minutes of prime time advertising time per day. In addition, we have entered into licensing agreements with Broadcast Music, Inc. and the American Society of Composers, Authors and Publishers, whereby we have agreed to assume all Internet license and royalty fees traditionally paid by radio stations for each song they broadcast. Under the license agreements, we pay license fees to the performance rights societies based upon a percentage of our gross revenues with a minimum annual fee of $500. We believe that these are the only such arrangements of their kind and that they afford us a distinct advantage over our competitors who must pass along additional licensing and royalty fees to radio stations. We earn revenue by reselling the advertising time we receive from the radio stations on our Web site and by selling banner and other promotional advertisements on our Web site. There can be no assurance that we will be able to sell our bartered advertising time.

     We have developed and implemented an extensive streaming audio aggregation and distribution network designed to ensure the broadcast quality of the content received from broadcasters and distributed to users. We are capable of simultaneously receiving audio content from hundreds of broadcasters through Internet network connections to our servers. The audio streams are constantly monitored for quality and encoded by converting from an audio signal into a digital stream prior to distribution. We employ multicasting technology which sends one signal to multiple users around the world to transmit streaming audio to the Internet where listeners access the broadcast through their own network connections. This network is designed to efficiently and securely broadcast live audio programming to a virtually unlimited audience.

     In order to augment the number of radio stations available on our Web site and expand our broadcast audience, we currently utilize a majority of the advertising we receive under licensing agreements with radio stations to promote our own brand name. We believe that this is initially a cost-effective means by which to enhance brand awareness, increase demand for our service and attract advertisers. By demonstrating to broadcasters and advertisers our broad-based distribution and the ability to deliver associated traffic, we believe that our Web site provides an attractive platform for broadcasters and advertisers seeking to target specific users with rich, compelling content and advertising solutions.

The Internet and Streaming Radio

     The Internet has grown rapidly in recent years, spurred by developments such as easy-to-use Web browsers, the availability of multimedia personal computers and the emergence of compelling Web-based content and commerce applications. International Data Corporation, an independent Internet market research firm, expects the number of Internet users to grow 29% per year from approximately 142 million worldwide in 1998 to exceed 500 million by the end of 2003. In 1998, approximately 150 million devices were used to access the Internet. By the year 2002, International Data Corporation estimates that the number of Internet devices is expected to increase to more than 720 million, a compound annual growth rate of 37%. A number of factors are expected to fuel the growth of the Internet, including:

     o    the increasing number of computers installed in homes and offices;

     o    the decreasing cost of computers;

     o    lower cost and more efficient Internet access;

     o    improving network equipment;

     o    expanding Internet content; and

     o increasing familiarity with and acceptance of the Internet as a resource for consumers and businesses.

     The Internet has quickly evolved from a relatively simple mechanism for the delivery of text-based Web pages and electronic mail to a multimedia platform, providing an interactive world of information, entertainment and commerce. The resulting convergence of every day computer applications with communication, entertainment and commerce platforms permits the Internet to deliver content in such areas as music, sports, games, hobbies and shopping opportunities. The development of streaming audio media allows the Internet to broadcast music, information, advertising and other content to hundreds of thousands of simultaneous listeners worldwide. Streaming audio combines the Internet's interactivity with traditional, more passive radio listening. According to a study performed in January 1999 by The Arbitron Company, 27% of Internet users have listened to Internet radio. The development of the Internet as a broadcast medium suggests a comparison to traditional radio.

     Broadcasting audio content over the Internet offers certain opportunities that are not generally available from traditional media. Currently available analog technology and government regulations limit the ability of radio stations to broadcast beyond certain geographic areas. Radios are not widely used in office buildings and other workplaces, where Internet access has become commonplace. Through the Internet, audio programming can be delivered to a large number of computer users who can listen to music from the broadcaster's Internet site while working on other applications. Moreover, Internet users can interact with the broadcast content by responding to advertising, voting in polls and obtaining additional information.

     In addition, atmospheric conditions and physical barriers can interfere with traditional radio transmissions. By contrast, Internet broadcasters transmit music and information using audio streaming technology, which has inherent advantages over traditional radio broadcasts, such as permitting the continuous transmission of music to a virtually unlimited geographic region. Because audio streams are transmitted in digitized form over telephone lines, they are unaffected by atmospheric or structural barriers. They may, however, be limited by Internet traffic and other factors unique to the Internet, such as a user's or broadcaster's computer hardware or software. At times when bandwidth which is the range of frequencies utilized by the Internet, is not available, Internet audio quality may not be as clear as traditional broadcast radio. However, as bandwidth increases, Internet audio quality is expected to improve and become comparable to, or even better than, the quality of traditional broadcast radio.

     Moreover, traditional broadcasters are limited in their ability to measure or identify in real time the listeners of a program because they typically rely upon reports from companies, such as The Arbitron Company, that use statistical sampling methods to determine the size and demographic profile of the station's audience. As a result, traditional radio broadcasts generally must appeal to a broad spectrum of listeners to capture the widest possible market for their advertising. These companies periodically capture information regarding listening habits from a cross section of the market and then estimate the popularity of competing radio stations in the market. Web site audience traffic measurements, by contrast, are not limited to statistical sampling and can provide a more reliable measurement of listener traffic. Web sites or servers communicate and respond to incoming requests from Internet users. These servers can record listener and audience information on server log files and provide current and exact measurements of the number of listeners and the length of time listeners spend on a Web site. Internet broadcasters can provide highly specific information about a program's audience to content providers and advertisers. By using the Internet, targeted streaming audio content can be broadcast to a geographically dispersed audience of customers, suppliers, employees and stockholders at relatively low costs.

     In short, the convergence of the Internet's capabilities and attributes has accelerated the demand for live audio programming, leading to rapidly growing economic opportunities in Web-based broadcasting.

Strategy

     We believe that in order to achieve success as an Internet audio broadcaster we must:

     o    cost-effectively aggregate diverse and compelling content;

     o implement a network capable of streaming audio programming to large audiences 24 hours a day, seven days a week;

     o    enhance brand awareness; and

     o    develop an attractive, heavily trafficked advertising medium.

     By providing broadcasters with royalty-free, continuous audio streaming to hundreds of thousands of Internet listeners in exchange for two minutes of prime time advertising per day, we are able to eliminate many of the barriers we believe prevent most radio stations from broadcasting on the Internet. Continuously streaming audio over the Internet is extremely capital- and time-intensive and, as a result, an unattractive and infeasible option for most radio stations. Indeed, broadcasting audio on the Internet requires that radio stations design, develop, integrate and maintain complex network elements, including extensive bandwidth, streaming licenses, equipment and technical expertise. Our licensing program, however, allows broadcasters and their advertisers to reach a vast and diverse audience without expending any capital or labor whatsoever.

Competition

     Competition among Web sites that broadcast streaming audio content is intense and is expected to increase significantly in the future. We compete with Internet service providers, radio stations and networks that aggregate audio content as well as originate their own Internet broadcasts. We expect competition to intensify and the number of competitors to increase significantly in the future. Because the operations and strategic plans of existing and future competitors are undergoing rapid change, it is extremely difficult for us to anticipate which companies are likely to offer competitive services in the future. We also compete with online service providers, other Web site operators and advertising networks, as well as traditional media such as television, radio and print for a share of advertisers' total advertising budgets.

     We believe that the principal competitive factors for attracting advertisers include:

     o    the number of users accessing our Web site;

     o    the demographics of our users;

     o our ability to deliver focused advertising and interactivity through our Web site; and

     o the overall cost-effectiveness and value of the advertising offered by us.

     There can be no assurance that we will be able to compete successfully or that the competitive pressures faced by us, including those described above, will not have a material adverse effect on our ability to earn revenue. Most of our competitors have larger and more established sales organizations than us, greater name recognition and more established relationships with advertisers and advertising agencies than us. These competitors may be able to undertake more extensive marketing campaigns, obtain a more attractive inventory of ad spots, adopt more aggressive pricing policies and devote substantially more resources to selling advertising inventory. We believe that the number of companies selling Web-based advertising and the available inventory of advertising space have recently increased substantially. Accordingly, we may also face increased pricing pressure for the sale of advertisements on our Web site. Reduction in our Web-based advertising revenues would have a material adverse effect on our continued viability.

Marketing and Sales

     We market our streaming audio services directly to radio stations throughout the United States through our executive officers and through telemarketing efforts. Radio advertising spots obtained from radio stations in exchange for our streaming audio services are primarily marketed for us by WinStar Global Media, Inc.

Government Regulation and Laws that Impact Our Business

     Although there are currently few laws and regulations directly applicable to the Internet, it is likely that new laws and regulations will be adopted in the United States and elsewhere covering issues such as music licensing, broadcast license fees, copyrights, privacy, pricing, sales taxes and characteristics and quality of Internet services. The adoption of restrictive laws or regulations could slow Internet growth or expose us to significant liabilities associated with content available on our Web site. The application of existing laws and regulations governing Internet issues such as property ownership, libel and personal privacy is also subject to substantial uncertainty. There can be no assurance that current or new government laws and regulations, or the application of existing laws and regulations, including laws and regulations governing issues such as property ownership, content, taxation, defamation and personal injury, will not expose us to significant liabilities, significantly slow Internet growth or otherwise cause a material adverse effect on our ability to earn revenue.

     In November 1995, the Digital Performance Right in Sound Recordings Act of 1995 was enacted. The Sound Recordings Act provides that the owners of sound recordings have certain exclusive performance rights in such recordings, and, if applicable to us, could require us to pay additional licensing fees for its broadcasts. We believe, however, that our broadcasts are exempt from such fees under the Sound Recordings Act. No assurance, however, can be given that our belief is correct, particularly because the Sound Recordings Act has not yet been sufficiently interpreted. An interpretation of the Sound Recordings Act on this or other provisions of the Act that is adverse to us could impose significant additional licensing fees and other costs on our business.

     We currently do not collect sales or other taxes with respect to the sale of services or products in states and countries where we believe we are not required to do so. One or more states or countries have sought to impose sales or other tax obligations on companies that engage in online commerce within their jurisdictions. A successful assertion by one or more states or countries that we should collect sales or other taxes on products and services, or remit payment of sales or other taxes for prior periods, could significantly increase our costs and expenses of operating our business.

     The Communications Decency Act of 1996 was enacted in 1996. Although those sections of the Decency Act that, among other things, proposed to impose criminal penalties on anyone distributing "indecent" material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, there can be no assurance that similar laws will not be proposed and adopted. Although we do not currently distribute the types of materials that the Decency Act may have deemed illegal, the nature of such similar legislation and the manner in which it may be interpreted and enforced cannot be fully determined, and legislation similar to the Decency Act could subject us to potential liability, which in turn could have an adverse effect on our business, financial condition and results of operations. Such laws could also damage the growth of the Internet generally and decrease the demand for our products and services, which could adversely affect our ability to earn revenue.

Employees

     As of the date hereof, we have 19 full-time employees and one part-time employee.

Facilities

     We lease 2,709 square feet of office space at 6535 South Dayton Street, Suite 3000, Greenwood Village, CO 80111. We currently pay $8,374 per month for the office space and beginning November 1, 2000, we will pay $8,507 per month on a lease which expires on October 31, 2002. We own no property.

                                   MANAGEMENT

Directors and Executive Officers

     The following table sets forth information regarding our executive officers and directors:


                                                                Officer/Director
      Name          Age                 Position                     Since
      ----          ---                 --------                     -----

Denise A. Sutton    42    Chief Executive Officer, Secretary and      1999
                          Director

James H. Comstock   47    President and Chief Operating Officer       2000

Jo Saari Hadley     45    Vice President                              1999


     Directors hold office for a period of one year from their election at the annual meeting of stockholders and until their successors are duly elected and qualified. Officers are elected by, and serve at the discretion of, our board of directors. None of the above individuals has any family relationship with any other.

     The following is a summary of the business experience of each of our executive officers and directors:

     Denise A. Sutton - Chief Executive Officer, Secretary and Director. Ms. Sutton has served as our Chief Executive Officer, Secretary and the sole member of our board of directors since March 1999. From October 1995 to February 1999, Ms. Sutton managed Webster Audio Products, Inc., a radio production company in Greenwood Village, Colorado. Ms. Sutton served as an internal auditor for Joslins from September 1994 to August 1996 and was a Schwab 500 Representative with Charles Schwab from January 1992 to July 1994.

     James H. Comstock - President and Chief Operating Officer. Mr. Comstock has served as our President and Chief Operating Officer since January 3, 2000. From August 1998 to November 1999, Mr. Comstock served as Vice President and General Manager, Technology & Operations for RMI.Net, a Colorado-based nationwide commerce solutions provider. From November 1997 to July 1998, Mr. Comstock was Chief Executive Officer and a consultant for TTTeam, Inc., a Denver, Colorado, consulting company concentrating on technology start-ups and turn-around situations. From June 1995 to November 1997, Mr. Comstock served as Chief Technology Officer for Williams Communications Group/ITC Media Conferencing, a national multimedia teleconferencing company. Mr. Comstock holds a B.S. in Computer Science, a B.A. in Math and a B.A. in German from Ohio University.

     Jo Saari Hadley - Vice President. Ms. Hadley has served as our Vice President since March 1999. From May 1997 to March 1999, Ms. Hadley was an independent contractor with Webster Audio Products, Inc. Ms. Hadley founded and operated The Well Wisher, a gift basket and balloon business in Denver, Colorado from August 1994 to April 1997 and was a Veterinary Technician for Centaurion Animal Hospital from January 1991 to July 1994.

                             EXECUTIVE COMPENSATION

     None of our executive officers received compensation in excess of $100,000 for the years ended December 31, 1998 or 1999. The following table indicates all compensation received the by our Chief Executive Officer in 1998 and 1999.

                           Summary Compensation Table

                                                  Annual Compensation (1)
                                              ------------------------------

        (a)                                             (e)           (f)
Name and Principal     (b)      (c)          (d)       Stock      Other Annual
     Position          Year   Salary($)    Bonus($)   Options    Compensation($)
     --------          ----   ---------    --------   -------    ---------------

 Howard Ruff,
    President          1999         0           0        0             0

Denise A. Sutton,
    Chief Executive    1999    39,000       5,000        0             0
    Officer

-----------

     Our director does not receive compensation for attending board meetings but is reimbursed for out-of-pocket expenses incurred in connection therewith, if any.

Stock Option Plan and Stock Option Grants

     In October 1999, our stockholders adopted our 1999 Employee Stock Option Plan. Stock options issued under the stock option plan are non-qualified and are issuable to any of our officers, directors, key employees or consultants.

     Our board of directors initially reserved 1,000,000 shares of common stock for issuance under the stock option plan. Our stock option plan is administered by our full board of directors, which determines which individuals shall receive stock options, the time period during which the stock options may be exercised, the number of shares of our common stock that may be purchased under each stock option and the stock option price.

     No stock options may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the stock option may only be exercisable by the optionee. The exercise date of a stock option granted under our stock option plan cannot be later than ten years from the date of grant. Any stock options that expire unexercised or that terminate upon an optionee's ceasing to be employed by us become available once again for issuance. Shares issued upon exercise of a stock option will rank equally with other shares then outstanding.

     As of the date hereof, 575,000 stock options have been granted under our stock option plan, exercisable at prices ranging from $1.00 to $5.00 per share, including an aggregate of 375,000 options issued to Denise A. Sutton and James
H. Comstock.

Liability and Indemnification of Officers and Directors

     Our articles of incorporation and bylaws provide for indemnification of our officers, directors and controlling persons. Our articles provide that no director or officer shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer. Notwithstanding the foregoing sentence, a director or officer shall be liable to the extent provided by Nevada law, for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or for the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

     Our bylaws provide that any person made a party to or involved in any civil, criminal or administrative action, suit or proceeding by reason of the fact that such person or such person's testator or intestate is or was a director, officer, or employee of our company, or of any corporation which such person, the testator, or intestate served as such at our request, shall be indemnified by us against expenses reasonably incurred by such person or imposed on such person in connection with or resulting from the defense of such action, suit, or proceeding and in connection with or resulting from any appeal thereon, except with respect to matters as to which it is adjudged in such action, suit or proceeding that such officer, director, or employee was liable to us, or to such other corporation, for negligence or misconduct in the performance of such person's duty. The term "expense" includes all obligations incurred by such person for the payment of money, including, without limitation, attorney's fees, judgments, awards, fines, penalties and amounts paid in satisfaction of judgment or in settlement of any such action, suit, or proceeding, except amounts paid to us or such other corporation by such person.

     Section 78.751 of the Nevada Revised Statutes allows us to indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, by reason of the fact that he or she is or was a director, officer, employee or agent of our company, or is or was serving at our request as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise.

             SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND
            BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK

     The following table sets forth information with respect to the beneficial ownership of our common stock owned, as of December 31, 1999, by:

     o    each holder of more than 5% of our common stock;
     o    our director;
     o    our executive officers; and
     o    our director and all of our executive officers as a group.

     For purposes of computing the percentages under the table below, it is assumed that all options and warrants to acquire our common stock which have been issued to the directors, executive officers and holders of more than 5% of our common stock and fully vested or will become fully vested within 60 days of the date of this prospectus have been exercised by these individuals and the appropriate number of shares of our common stock have been issued to these individuals. Except as otherwise noted, the persons named in the table owns the shares beneficially and of record and has sole voting and investment power with respect to all shares shown as owned by her. Ms. Sutton's address is in care of our company at 6535 South Dayton Street, Suite 3000, Greenwood Village, Colorado 80111.


                                                 Number of Shares     Percentage
              Name                              Beneficially Owned     of Class
              ----                              ------------------     --------

  Denise A. Sutton                                 6,569,500 (1)         62.4%

  James H. Comstock                                  100,000 (2)           *

  The director and all officers as a group         6,669,500 (1)(2)      63.3%
  (3 persons)

(1) Includes 125,000 stock options held by Ms. Sutton and 75,000 stock options held by Ms. Sutton's husband, John W. Sutton. Ms. Sutton disclaims any beneficial ownership of the stock options held by Mr. Sutton.

(2) Includes 100,000 stock options held by Mr. Comstock.

*   Less than 1%

                              SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders and the number of shares of our common stock beneficially owned by the selling stockholders as of the date of this prospectus. All shares of common stock owned by each shareholder are being offered for sale pursuant to this prospectus.

The following shares may be offered from time to time by the selling stockholders named below. However, the selling stockholders are under no obligation to sell all or any portion of these shares of our common stock. In addition, the selling stockholders are not obligated to sell such shares of our common stock immediately under this prospectus. Since the selling stockholders may sell all or part of the shares of common stock offered in this prospectus, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon termination of this offering.

     None of the selling stockholders is an officer or director of our company and each owns less than 1% of our outstanding shares. The address of each selling stockholder is in care of our company at 6535 South Dayton Street, Suite 3000, Greenwood Village, Colorado 80111.

                                                        Number of Shares
                                                         of Common Stock
                                                      Owned Before Offering
Name                                                   and Offered for Sale
----                                                   --------------------

AEH Trust B CB Humph                                          10,000
Mark A. Anderson                                              15,000
Dwaine J. Baldwin                                              8,000
BDB Holdings, Ltd.                                            10,000
Dave Begg                                                      5,137
Harris Block                                                  15,541
Steve Boone                                                   25,000
Kyle and Lela Bush                                            25,000
Oress Paul Chacon                                              2,039
Gary R. Clayton                                               46,890
Michael Coffey                                                51,000
Timothy P. Colleran                                           14,096
Nancy Cuprisin                                                10,262
M.E. Dobesh                                                    7,205
Barbara J. Drew TTEE                                          17,815
Tony Dorsett                                                  35,000
James Dyer                                                    18,020
Lynn Eaton                                                     5,129
Eischeid                                                      15,000
Fair Market Value                                             60,586
Michael Flax                                                  30,000
Keven Falduto                                                 27,041
Anthony Frasca                                                30,789
Everetta L. Frasca                                             5,263
Avrohom Friesel                                               36,162
Galloping Goose Prop                                          15,000
J. Curtis Garrett                                              7,500
Sherry Snyder Gater                                            2,960
Stephen Gomes                                                 17,815
Michael Hathaway                                               1,018
Charles B. Humphrey                                           25,000
Jolie D. Humphrey                                              5,000
William Jasperson                                             10,000
Eric D. Kayser                                                 5,147
George Khalifeh                                               11,283
Charles Kirby                                                 20,553

Konczak Corp.                                                 15,000
Charles LeClaire                                               7,162
Scott MacBride                                                10,277
Jeff Maier                                                    15,621
Charlotte Maier                                                6,200
Pat McNulty                                                    1,000
Terald McPherson                                               5,134
Gene and Joan Meek                                             7,523
Steven Mize                                                   10,000
Greg Nahm                                                     64,932
Brian O'Keefe                                                  8,521
James Peters, Jr                                               1,028
David Potarf                                                   3,079
John Ranay                                                     4,599
Harold Rayle & Maggie R                                       30,000
SB Irons Trust Humphrey                                       10,000
Reg Schleider                                                  7,500
Rick Schleider                                                10,000
Rob Schleider                                                 10,000
Robert Schleider                                               7,500
Lewis Schwartz                                                10,462
Lewis Schwartz IRA                                            15,000
Sky Walker Imaging                                             1,000
Jeffrey Stone                                                 25,000
Soraya Taban                                                   3,060
Mandana Tanner                                                 4,074
Ahmad Tehrani                                                  5,099
Marvin Timmons                                                25,000
Top Ten LLC                                                   29,859
Ken Vannatta                                                   6,200
Alan Watson                                                    2,220
Leonard Weiss                                                 15,000
Jan Welcome                                                    5,270
West Hazmat Rem. Serv                                          5,110
H. Ron White                                                  25,000
Mark Whitver                                                  30,529
Zenith Petroleum Corp.                                        33,416

                              PLAN OF DISTRIBUTION

     The shares of our common stock which the selling stockholders or their pledgees, donees, transferees or other successors in interest are offering for resale will be sold from time to time in one or more of the following transactions:

     o    block transactions;
     o transactions on the Bulletin Board or on such other market on which our common stock may from time to time be trading;
     o    privately negotiated transactions;
     o    through the writing of options on the shares;
     o    short sales; or
     o    any combination of these transactions.

The sale price to the public in these transactions may be:

     o    the market price prevailing at the time of sale;
     o    a price related to the prevailing market price;
     o    negotiated prices; or
     o such other price as the selling stockholders determine from time to time.

     In the event that we permit or cause this prospectus to lapse, the selling stockholders may sell shares of our common stock pursuant to Rule 144 under the Securities Act of 1933. The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our common stock if they deem the purchase price to be unsatisfactory at any particular time.

     The selling stockholders or their pledges, donees, transferees or other successors in interest, may also sell these shares of our common stock directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both. As to a particular broker-dealer, this compensation might be in excess of customary commissions. Market makers and block purchasers purchasing these shares of our common stock will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of our common stock in block transactions to market makers or other purchasers at a price per share which may be below the prevailing market price of our common stock. There can be no assurance that all or any of these shares of our common stock offered hereby will be issued to, or sold by, the selling stockholders. Upon effecting the sale of any of these shares of our common stock offered under this prospectus, the selling stockholders and any brokers, dealers or agents, hereby, may be deemed "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

     Alternatively, the selling stockholders may sell all or any part of the shares of our common stock offered hereby through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a supplement or revision to this prospectus.

     The selling stockholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by, the selling stockholders. Furthermore, pursuant to Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to the securities for a specified period of time prior to the commencement of the distributions, subject to specified exceptions or exemptions. These regulations may affect the marketability of these shares of our common stock.

     We will pay substantially all of the expenses incident to the registration and offering of our common stock, other than commissions or discounts of underwriters, broker-dealers or agents.

                  RELATED PARTY AND OTHER MATERIAL TRANSACTIONS

     In March 1998, we entered into an agreement with Phoenix Ink, LLC, a company owned by Howard Ruff, a former officer and shareholder of our company. Pursuant to the agreement, we issued 4,600,000 shares of our common stock to Phoenix in consideration for Phoenix purchasing our assets and assuming the liabilities and providing us with $50,000 in cash. Also, in March 1998, we sold an additional 22,227 shares of our common stock to Phoenix for $40,000, or $.25 per share.

     In March 1998, we transferred inventory, certain fixed assets, trademarks and other intangible assets with a book value of $143,395 to William Turnbull, a former consultant of our company, in payment of $27,340 we owed Mr. Turnbull in accrued wages.

     In April 1998, we issued 594,444 shares of our common stock to Phoenix to retire $377,000 of our debt held by Phoenix.

     In August 1999, we sold 4,166,667 shares of our common stock to Ken Edwards, a former officer of our company, for $30,000 ($.001 per share). In connection with our September 30, 1999 acquisition of Web Audio, Mr. Edwards gratuitously reconveyed 3,666,667 shares to us.

                          DESCRIPTION OF CAPITAL STOCK

General

     We are authorized to issue 50,000,000 shares of common stock, $.001 par value per share, and 7,000,000 shares of preferred stock, $.001 par value per share. As of May 8, 2000, 10,228,796 shares of our common stock were outstanding. No preferred stock is currently outstanding.

Common Stock

     All shares of our common stock have equal voting rights and are not assessable. Voting rights are not cumulative and, therefore, the holders of more than 50% of our common stock could, if they chose to do so, elect all of our directors. Upon liquidation, dissolution or winding up of our company, our assets, after the payment of liabilities, will be distributed pro rata to the holders of our common stock. The holders of our common stock do not have preemptive rights to subscribe for any of our securities and have no right to require us to redeem or purchase their shares. The shares of our common stock currently outstanding are validly issued, fully paid and non-assessable.

Preferred Stock

     Our preferred stock may be issued in series from time to time with such designation, rights, preferences and limitations as our board of directors may determine be resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters as may be determined by our board of directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any) and voting rights.

Dividends

     Holders of our common stock are entitled to share equally in dividends when, as and if declared by our board of directors, out of funds legally available therefore. No dividend has been paid on our common stock since inception, and none is contemplated in the foreseeable future.

Transfer Agent

     Interwest Transfer Company, 1981 E. Murray-Holladay Road, P.O. Box 17136, Salt Lake City, Utah 84117 is our transfer agent.

                         SHARES ELIGIBLE FOR FUTURE SALE

     As of May 8, 2000, we had 10,228,796 shares of our common stock outstanding, including 666,762 shares which are free trading 8,438,412 shares which ar "restricted" but may be sold commencing April 2000 under Rule 144 and 1,123,626 shares which are restricted shares but are being registered by this prospectus.

     In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

     o    1% of the then outstanding shares of our common stock; or
     o the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

     Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     In addition to the outstanding shares of our common stock described above, as of the date of this prospectus, we have 575,000 shares of common stock reserved for issuance upon the exercise of outstanding options. The shares of our common stock underlying these securities are free trading upon exercise.

     Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

                                     EXPERTS

     Our consolidated financial statements for the period from March 16, 1999 (inception) to December 31, 1999 included in the registration statement and this prospectus have been included in reliance on the report of Angell & Deering, independent certified public accountants, given on the authority of Angell & Deering as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of our common stock offered hereby will be passed upon for us by the Law Office of Gary A. Agron, Englewood, Colorado.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to our common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to our company and the common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement. We also file periodic reports with the Securities and Exchange Commission, including quarterly reports, annual reports which include out audited financial statements and proxy statements. The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the

Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048 after payment of fees prescribed by the Securities and Exchange Commission. You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

                        CONSOLIDATED FINANCIAL STATEMENTS

                       WARPRADIO.COM, INC. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




Financial Statements                                                        Page
--------------------                                                        ----
 Independent Auditors' Report                                                F-2

 Consolidated Balance Sheet as of December 31, 1999                          F-3

 Consolidated Statement of Operations for the period from
  March 16, 1999 (date of inception) to December 31, 1999                    F-4

 Consolidated Statement of Changes in Stockholders' Equity
  for the period from March 16, 1999 (date of inception) to
  December 31, 1999                                                          F-5

 Consolidated Statement of Cash Flows for the period from
  March 16, 1999 (date of inception) to December 31, 1999                    F-6

 Notes to Consolidated Financial Statements                                  F-7

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
WarpRadio.com, Inc.


We have audited the accompanying consolidated balance sheet of Web Audio & Radio Portal, Inc. and Subsidiary dba WarpRadio.com, Inc. (a development stage company) as of December 31, 1999 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the period from March 16, 1999 (date of inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Web Audio & Radio Portal, Inc. and Subsidiary dba WarpRadio.com, Inc. as of December 31, 1999 and the results of their operations and their cash flows for the period from March 16, 1999 (date of inception) to December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $1,594,684 during the period ended December 31, 1999. As discussed in Note 1 to the financial statements, the Company's significant operating losses raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                           /s/ Angell & Deering
                                           --------------------
                                           Angell & Deering
                                           Certified Public Accountants


Denver, Colorado
January 26, 2000

                       WARPRADIO.COM, INC. AND SUBSIDIARY
                          (A Development Stage Company)
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1999


                                     ASSETS
                                     ------

Current Assets:
  Cash and cash equivalents                                         $   662,110
                                                                    -----------

    Total Current Assets                                                662,110
                                                                    -----------

Property and Equipment, at cost:
   Office equipment                                                      78,680
   Furniture                                                              3,405
                                                                    -----------
                                                                         82,085
   Less accumulated depreciation                                         (6,084)
                                                                    -----------

     Net Property and Equipment                                          76,001
                                                                    -----------

Other Assets:
   Deposits                                                               5,671
                                                                    -----------

     Total Other Assets                                                   5,671
                                                                    -----------

     Total Assets                                                   $   743,782
                                                                    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current Liabilities:
  Accounts payable - trade                                          $    21,769
  Accrued expenses:
   Payroll taxes                                                         15,409
                                                                    -----------

     Total Current Liabilities                                           37,178
                                                                    -----------

Commitments and Contingencies                                              --

Stockholders' Equity:
  Preferred stock:  $.001 par value, 7,000,000 shares
   authorized, none issued or outstanding                                  --
  Common stock:  $.001 par value, 50,000,000 shares
   authorized, 10,228,796 shares issued and outstanding                  10,229
  Additional paid in capital                                          2,291,059
  Deficit accumulated during the development stage                   (1,594,684)
                                                                    -----------

     Total Stockholders' Equity                                         706,604
                                                                    -----------

     Total Liabilities and Stockholders' Equity                     $   743,782
                                                                    ===========


                     The accompanying notes are an integral
                part of these consolidated financial statements.

                       WARPRADIO.COM, INC. AND SUBSIDIARY
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENT OF OPERATIONS
       FOR THE PERIOD FROM MARCH 16, 1999 (INCEPTION) TO DECEMBER 31, 1999


Revenue                                                             $     1,098
                                                                    -----------

Operating Expenses:
   Stock compensation                                                   739,742
   Depreciation                                                           6,084
   Selling, general and administrative                                  837,573
                                                                    -----------

     Total Operating Expenses                                         1,583,399
                                                                    -----------

     Loss From Operations                                            (1,582,301)
                                                                    -----------

Other Income (Expense):
  Interest and other income                                               2,976
  Interest expense                                                      (15,359)
                                                                    -----------

     Total Other Income (Expense)                                       (12,383)
                                                                    -----------

     Net Income (Loss)                                              $(1,594,684)
                                                                    ===========

Net Income (Loss) Per Basic and
  Diluted Share of Common Stock                                     $      (.19)

Weighted Average Number of Basic and
  Diluted Common Shares Outstanding                                   8,191,819








                     The accompanying notes are an integral
                part of these consolidated financial statements.


                                WARPRADIO.COM, INC. AND SUBSIDIARY
                                   (A Development Stage Company)
                     CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                FOR THE PERIOD FROM MARCH 16, 1999 (INCEPTION) TO DECEMBER 31, 1999

                                                                                        Deficit
                                                                                      Accumulated
                                                 Common Stock          Additional     During the
                                              -------------------        Paid in      Development
                                              Shares       Amount        Capital         Stage
                                              ------       ------        -------         -----
Balance at March 16, 1999 (inception)             --     $      --     $      --      $      --

Shares of common stock issued in March
 1999 for services valued at $.0004 per
 share                                       7,319,500         7,320        (4,118)          --

Shares of common stock issued in July
 1999 for services valued at $.004 per
 share                                         180,500           180           610           --

Issuance of common stock in
 recapitalization                            1,500,000         1,500        (1,500)          --

Shares issued in October 1999 for
 conversion of convertible notes payable
 and accrued interest into common stock
 valued at $1.00 per share                     565,296           565       564,731           --

Issuance of common stock in November
 1999 and December 1999 private
 placement at $2.00 per share (net of
 costs of $3,750)                              500,000           500       995,750           --

Shares of common stock issued in
 December 1999 for services valued
 at $4.50 per share                            163,500           164       735,586           --

Net loss for the period                           --            --            --       (1,594,684)
                                           -----------   -----------   -----------    -----------

Balance at December 31, 1999                10,228,796   $    10,229   $ 2,291,059    $(1,594,684)
                                           ===========   ===========   ===========    ===========






                              The accompanying notes are an integral
                         part of these consolidated financial statements.

                                                F-5

                       WARPRADIO.COM, INC. AND SUBSIDIARY
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
       FOR THE PERIOD FROM MARCH 16, 1999 (INCEPTION) TO DECEMBER 31, 1999


Cash Flows From Operating Activities:
  Net income (loss)                                                 $(1,594,684)
  Adjustments to reconcile net income (loss) to net
   cash (used) by operating activities:
   Depreciation                                                           6,084
   Common stock issued for services                                     739,742
   Changes in assets and liabilities:
    Accounts payable                                                     21,769
    Accrued expenses                                                     30,705
                                                                    -----------

       Net Cash (Used) By Operating Activities                         (796,384)
                                                                    -----------

Cash Flows From Investing Activities:
  Capital expenditures                                                  (82,085)
  Deposits                                                               (5,671)
                                                                    -----------

       Net Cash (Used) By Investing Activities                          (87,756)
                                                                    -----------

Cash Flows From Financing Activities:
  Proceeds from borrowing                                               550,000
  Issuance of common stock                                            1,000,000
  Offering costs incurred                                                (3,750)
                                                                    -----------

       Net Cash Provided By Financing Activities                      1,546,250
                                                                    -----------

       Net Increase in Cash and Cash Equivalents                        662,110

       Cash and Cash Equivalents at Beginning of Period                    --
                                                                    -----------

       Cash and Cash Equivalents at End of Period                   $   662,110
                                                                    ===========

Supplemental Disclosure of Cash Flow Information:
  Cash paid during the period for:
   Interest                                                         $        63
   Income taxes                                                            --

Supplemental Disclosure of Noncash Investing and
 Financing Activities:
  Conversion of convertible notes payable and accrued
  interest into common stock                                        $   565,296




                     The accompanying notes are an integral
                part of these consolidated financial statements.

                        WARPRADIO.COM INC. AND SUBSIDIARY
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   Summary of Significant Accounting Policies
     ------------------------------------------
        Description of Business
        -----------------------
          Web Audio & Radio Portal, Inc., dba WarpRadio.Com, Inc., (the "Company") was organized on March 16, 1999 as a Colorado corporation. The Company is in the development stage as is more fully defined in Statement of Financial Accounting Standards ("SFAS") No. 7 "Accounting and Reporting by Development Stage Enterprises". Planned principal operations of the Company have not yet commenced and activities to date have been primarily organizational in nature.

          On September 28, 1999, the Company executed an Agreement and Plan of Reorganization (the "Agreement") to merge with HomeQuest, Inc. ("HomeQuest"), a shell company. Under the terms of the Agreement, HomeQuest issued 7,500,000 shares of its common stock for all of the issued and outstanding shares of the Company's common stock. HomeQuest had 1,500,000 shares of common stock outstanding at the date of the merger. The merger was effective September 30, 1999. Since the Company's stockholders owned approximately 83% of the outstanding shares of common stock after the merger, the Company is treated as the acquiror for accounting purposes, whereas HomeQuest is the acquiror for legal purposes. In September 1999, HomeQuest changed its name to WarpRadio.com, Inc. ("Warp"). The merger has been treated as a recapitalization of the Company similar to a reverse acquisition. All share amounts and earnings per share amounts have been retroactively restated for the recapitalization. The historical financial statements prior to September 30, 1999 are those of the Company.

          The Company offers radio stations streaming of their programs on the Internet to a worldwide audience. With the capability to bring live local radio programming from the backyard to the world instantly, the Company brings the world's radio programming to everyone. The service is offered through a barter agreement to exchange the streaming services for advertising time. Through the Company's search portal which lists all United States stations, and the latest streaming technology, web surfers can reach, find and listen to the stations of their choice.

          Additionally, the Company intends to look at a number of other areas of exposure and marketing to enhance its image through special promotions and joint ventures. The Company is also pursuing e-commerce products for the consumer and strategic alliances with business-to-business relationships.

          The Company has adopted a calendar year end.

        Basis of Presentation
        ---------------------
          The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and to obtain additional financing as may be required, and to increase sales to a level where the Company becomes profitable.

                        WARPRADIO.COM INC. AND SUBSIDIARY
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   Summary of Significant Accounting Policies (Continued)
     ------------------------------------------------------
        Basis of Presentation (Continued)
        ---------------------------------
          The Company's continued existence is dependent upon its ability to achieve its operating plan. Management's plan consists of the following:

          1.   Obtain additional debt financing.
          2. Obtain additional equity capital through a private placement or public offering of the Company's common stock.
          3. Achieve the Company's operating plan to provide audio streaming services to radio stations and others and achieve a level of sales that will result in positive cash flow to the Company.

        Principles of Consolidation
        ---------------------------
          The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

        Stock Split
        -----------
          On September 21, 1999, the Company's shareholders adopted a resolution approving a 2.2857 for one stock split of the issued and outstanding common shares, effective September 21, 1999. All share information and per share data have been retroactively restated to reflect the stock split.

        Property and Equipment
        ----------------------
          Depreciation of the primary asset classifications was calculated based on the following estimated useful lives using the straight-line method.

           Classification                                   Useful Life in Years
           --------------                                   --------------------
          Office equipment                                           5
          Furniture                                                  7

          Depreciation of property and equipment charged to operations was $6,084 for the period ended December 31, 1999.

        Cash and Cash Equivalents
        -------------------------
          For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

        Revenue Recognition
        -------------------
          The Company's streaming service is offered through a barter agreement to exchange the streaming services for advertising time. Advertising time that is received under the barter transaction is subsequently sold through a third party Distributor for cash (Note 8). Revenue is recognized when the sale of the advertising time is completed by the Distributor in the amount of the cash to be received.

        Advertising
        -----------
          The Company advertises primarily through radio and print media. The Company's policy is to expense advertising costs, including production costs, as incurred.

                        WARPRADIO.COM INC. AND SUBSIDIARY
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   Summary of Significant Accounting Policies (Continued)
     ------------------------------------------------------
        Advertising (Continued)
        -----------------------
          Advertising expense charged to operations was $45,449 for the period ended December 31, 1999.

        Stock-Based Compensation
        ------------------------
          The Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation". The Company will measure compensation expense for its stock-based employee compensation plan using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees".

        Long-Lived Assets
        -----------------
          In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", the Company reviews for the impairment of long-lived assets and certain identifiable intangibles, whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss would be recognized when the estimated future cash flows is less than the carrying amount of the assets. No impairment losses have been identified by the Company.

        Income Taxes
        ------------
          Deferred income taxes are provided for temporary differences between the financial reporting and tax basis of assets and liabilities using enacted tax laws and rates for the years when the differences are expected to reverse.

        Net Income (Loss) Per Share of Common Stock
        -------------------------------------------
          Basic earnings per share is calculated using the average number of common shares outstanding. Diluted earnings per share is computed on the basis of the average number of common shares outstanding plus the dilutive effect of outstanding stock options using the "treasury stock" method.

        Estimates
        ---------
          The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.   Commitments and Contingencies
     -----------------------------
        Leases
        ------
          The Company leases its office facilities under a noncancellable operating lease. The following is a schedule of future minimum lease payments at December 31, 1999 under the Company's operating lease which has a remaining noncancellable lease term in excess of one year:

                        WARPRADIO.COM INC. AND SUBSIDIARY
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.   Commitments and Contingencies (Continued)
     -----------------------------------------
        Leases (Continued)
        ------------------
          Year Ending
          December 31,
          ------------
             2000                                               $ 98,051
             2001                                                102,084
             2002                                                 85,070
                                                                --------

          Total Minimum Lease Payments                          $285,205
                                                                ========

          Rent expense charged to operations was $32,720 for the period ended December 31, 1999.

3.   Income Taxes
     ------------
          The components of the provision for income taxes for the period ended December 31, 1999 are as follows:

          Current:
           Federal                                                 $--
           State                                                    --
                                                                  -----
             Total                                                  --
                                                                  -----

          Deferred:
           Federal                                                  --
           State                                                    --
                                                                  -----
             Total                                                  --
                                                                  -----

          Total Provision For Income Taxes                         $--
                                                                  =====

          The provision (benefit) for income taxes reconciles to the amount computed by applying the federal statutory rate to income before the provision (benefit) for income taxes as follows:

          Federal statutory rate                                     34%
          State income taxes, net of federal benefits                 3
          Valuation allowance                                       (37)
                                                                   -----

          Total                                                      --%
                                                                   =====

          The following is a reconciliation of the provision for income taxes to income before provision for income taxes computed at the federal statutory rate of 34%.

          Income taxes at the federal statutory rate           $(542,193)
          State income taxes, net of federal benefits            (49,993)
          Valuation allowance                                    592,186
                                                               ---------

          Total                                                $    --
                                                               =========

          Significant components of deferred income taxes as of December 31, 1999 are as follows:

                        WARPRADIO.COM INC. AND SUBSIDIARY
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3.   Income Taxes (Continued)
     ------------------------
          Net operating loss carry forward                  $ 595,000
                                                            ---------

          Total Deferred Tax Asset                            595,000
                                                            ---------

          Accelerated depreciation                             (3,000)
                                                            ---------
          Total Deferred Tax Liability                         (3,000)

          Less valuation allowance                           (592,000)
                                                            ---------

          Net Deferred Tax Asset                            $    --
                                                            =========

          The Company has assessed its past earnings history and trends and expiration dates of carryforwards and has determined that it is more likely than not that no deferred tax assets will be realized. A valuation allowance of $592,000 as of December 31, 1999 is maintained on deferred tax assets which the Company has not determined to be more likely than not realizable at this time. The net change in the valuation allowance for deferred tax assets was an increase of $592,000 for the period ended December 31, 1999. The Company will continue to review this valuation on a quarterly basis and make adjustments as appropriate.

          As of December 31, 1999 the Company had net operating loss carryforwards of approximately $1,600,000. The net operating losses can be carried forward twenty years to offset future taxable income. The net operating loss carryforwards expire in 2019.

4.   Preferred Stock
     ---------------
          The authorized preferred stock of the company consists of 7,000,000 shares, $.001 value. The preferred stock may be issued in series from time to time with such designation, rights, preferences and limitations as the Board of Directors of the Company may determine by resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters as may be determined by the Board of Directors, including without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any), and voting rights. Unless the nature of a particular transaction and applicable statues require approval, the Board of Directors has the authority to issue these shares without shareholder approval.

5.   Private Placement
     -----------------
          In December 1999, the Company completed a private placement of its common stock. A total of 500,000 shares of common stock were sold at a purchase price of $2.00 per share resulting in gross proceeds to the Company of $1,000,000.

6.   Stock Compensation
     ------------------
          During 1999, the Company issued shares of common stock with a fair market value of $669,268 to employees as additional compensation. In addition, shares of common stock with a fair market value of $70,474 were issued to consultants for services. The total fair market value of $739,742 was charged to operations.

                        WARPRADIO.COM INC. AND SUBSIDIARY
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7.   License Agreements
     ------------------
          In June 1999, the Company entered into a web site music performance agreement with Broadcast Music, Inc. ("BMI") for a non-exclusive license to perform publicly within the United States as part for the Company's web site to transmit over the Internet all musical works, the rights to public performance licenses of which BMI controls. The Agreement is for a one year period and expires June 30, 2000.

          The license fee is based one of two formulas, at the Company's option, with a minimum annual fee of $500, as follows:

          1. 1.75% of the Company's gross revenues generated by the Company's web site during the term of the Agreement.
          2. The greater of 2.5% of Music Area Revenues, as defined in the Agreement, or .25% of the Company's gross revenues generated by the Company's web site during the term of the Agreement.

          In July 1999, the Company entered into a license agreement with the American Society of Composers, Authors and Publishers ("ASCAP") for a license to publicly perform, by means of web site transmissions, non dramatic renditions of the separate musical compositions in ASCAP's repertory. The Agreement is effective June 1, 1999 and expires on December 31, 1999. ASCAP has agreed to an interim license fee of $20,000 for the period and the interim license fee is subject to retroactive adjustment as agreed by ASCAP and the Company or as determined by the Court. If the parties do not reach an agreement on final fees by December 31, 1999, the parties will either agree upon interim license fees for the period beginning January 1, 2000, or such interim license fees as may be fixed by the Court.

          The Company originally entered into an agreement with ASCAP in June 1999 which provided for a license fee calculated on a rate schedule based on the Company's clients' web sites available to web site users accessing the Company's web site. The agreement was revised as an interim license based on terms of ASCAP's consent decree with the United States.

8.   Distribution Agreement
     ----------------------
          On November 1, 1999 the Company entered into an exclusive Distribution Agreement with WinStar Global Media, Inc. ("WinStar"). Under the terms of the Distribution Agreement, WinStar has been engaged, on an exclusive basis, to distribute radio advertising time that the Company receives from radio stations in exchange for the Company's streaming services. WinStar bills and collects for the advertising time sold. Amounts collected by WinStar are paid to the Company net of a 20% commission. The Distribution Agreement expires on March 31, 2001 and shall renew for successive one year terms unless terminated by either party upon not less than ninety days written notice.

9.   Concentration of Credit Risk and Major Customers
     ------------------------------------------------
          Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments. The Company places its cash equivalents and short term investments with high credit quality financial institutions and limits its credit exposure with any one financial institution. The Company's

                        WARPRADIO.COM INC. AND SUBSIDIARY
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


9.   Concentration of Credit Risk and Major Customers (Continued)
     ------------------------------------------------------------
          cash in its banks exceed the federally insured limits. The Company's revenue is generated from sales of advertising time received in exchange for streaming services provided to radio stations. The advertising time is sold through an exclusive Distribution Agreement with WinStar, which subjects the Company to significant financial exposure.

10.  Fair Value of Financial Instruments
     -----------------------------------
          Disclosures about Fair Value of Financial Instruments for the Company's financial instruments are presented in the table below. These calculations are subjective in nature and involve uncertainties and significant matters of judgment and do not include income tax considerations. Therefore, the results cannot be determined with precision and cannot be substantiated by comparison to independent market values and may not be realized in actual sale or settlement of the instruments. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used could significantly affect the results. The following table presents a summary of the Company's financial instruments as of December 31, 1999:

                                                      Carrying       Estimated
                                                       Amount        Fair Value
                                                       ------        ----------

          Financial Assets:
            Cash and cash equivalents                 $662,110        $662,110

          The carrying amounts for cash and cash equivalents, accounts payable and accrued expenses approximate fair value because of the short maturities of these instruments.